Exhibit 10.25

PROPERTY MANAGEMENT AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT (the “Agreement”) made this 30th day of April, 2013, by and between BR – NPT SPRINGING ENTITY, LLC, a Delaware limited liability company (“Owner”), and BLUEROCK PROPERTY MANAGEMENT, LLC, a Michigan limited liability company (“Property Manager”).

A.           WHEREAS, Property Manager has been managing that certain condominium apartment project located at 16500 North Park Drive, Southfield, Michigan (the “Project”) pursuant to a Property Management Agreement dated December 8, 2005 (the “Prior Management Agreement”) between Property Manager and BR - North Park Towers Leaseco, LLC (“Master Tenant”), which Prior Management Agreement previously expired by its terms.

B.           WHEREAS, the Master Lease Agreement dated December 8, 2005 (the “Master Lease”) between BR - North Park Towers, DST (the “Trust”) and Master Tenant previously expired in accordance with its terms. Notwithstanding the expiration of the Master Lease and the Prior Management Agreement, the Property Manager has continued to manage the Project. In connection with the transfer of ownership of the Project from the Trust to Owner, the Owner desires to establish an alternative management relationship with respect to the Project in lieu of, and in the place of, the Master Lease and the Prior Management Agreement.

C.           WHEREAS, the Owner desires to employ Property Manager in the management and operation of the Project by turning over to Property Manager the operation, direction, management and supervision of the Project, subject to and in accordance with the terms and condition set forth in this Agreement, and Property Manager desires to assume such duties upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Property Manager agree as follows:

Article I APPOINTMENT

Owner hereby grants to Property Manager, as an independent contractor, the sole and exclusive right to manage and operate the Project, subject to the terms and provisions of this Agreement. During the term of this Agreement, Owner shall not participate in the day-to-day operation of the Project and shall at no time directly order or instruct any employees or other personnel engaged in the day-to-day management and operation of the Project. The foregoing shall not restrict the right of Owner to direct any questions, orders or instructions regarding operations of the Project to the Property Manager.

Article II TERM OF AGREEMENT

2.1           Term. Subject to Sections 2.2 and 2.3 hereof, the initial term of this Agreement shall be 12 months, commencing on [March] __, 2013, and expiring on March 31, 2014, but it will be automatically renewed thereafter on a year-to-year basis unless terminated by one of the parties (the “Term”).

2.2           Effect of Expiration or Termination. Any expiration or termination of this Agreement shall in no way affect or impair any rights or obligations which have accrued to either party pursuant to this Agreement prior to such expiration or termination, including, without limitation, the rights of Property Manager to receive payments provided for hereunder, without set-off, recoupment or similar withholding of payment by Owner. In the event of any termination of this Agreement, Property Manager shall use commercially reasonable efforts to effect an orderly transition of the management and operation of the Project to Owner or an agent designated by Owner and to cooperate with Owner or such agent.

Upon any termination or expiration of this Agreement, and provided all payments due Property Manager have been paid in full, including the Termination Fee (as defined below), if applicable, Property Manager shall:

(a)          account for and deliver to Owner all receipts, charges and income from the Project (including, without limitation, tenant security deposits) and other monies of Owner in Property Manager’s actual possession or control;

(b)          deliver to Owner any monies due Owner under this Agreement received after such termination;

(c)          deliver to Owner, or to such other person as Owner shall designate, all materials, supplies, equipment, keys, contracts, documents, books and records (including, without limitation, accounts payable, financial records and accounting records) pertaining to this Agreement and/or the Project;

(d)          assign any then existing contracts and permits in the name of Property Manager, as agent for Owner, relating to the Project to Owner or to such party as Owner shall designate;

(e)          within 45 days after the effective date of expiration or termination of this Agreement, cause to be furnished to Owner a statement similar in form and content to its monthly statement covering the period from the date of the last such previous statement to the date of the termination of this Agreement; and

(f)          Within 90 days following such expiration or termination, Property Manager shall deliver to Owner a final accounting, in writing, with respect to the operations of the Project. Subsections 2.2(e) and 2.2(f) shall survive the expiration or termination of this Agreement.

2.3           Assumption of Obligations. Upon the expiration or termination of this Agreement, Owner shall assume the obligations of any contract executed, and the responsibility for payment of all unpaid bills incurred, by Property Manager in accordance with this Agreement for and on behalf of Owner.

2.4           Termination Fee. In the event this Agreement is terminated, other than through the expiration of the Term hereof, by the action of the Owner or the Owner’s default hereunder, Owner shall pay to Property Manager a termination fee in a lump-sum amount equal to the sum of (i) any Accrued Fees (as defined below) not previously paid (or forgiven by Property Manager) and (ii) the Management Fee that would accrue from and after the date upon which such termination shall become effective, over the remainder of the stated Term of this Agreement (the “Termination Fee”). For this purpose, the monthly Management Fee for the remainder of the stated Term shall be presumed to be the same as that of the last month prior to termination. Property Manager acknowledges that its right to receive payment of a Termination Fee is personal to the Owner and does not extend to any obligations Owner may have to any Lender (as hereafter defined), and that such Termination Fee is subordinate to any obligations Owner may have to such Lender.

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Article III MANAGEMENT

3.1           General Management Duties. Subject to the availability of funds provided under the Budget (as defined in Section 3.3 hereof) and in the Operating Account (as defined in Section 5.1 hereof), Property Manager shall manage and operate the Project in a manner consistent with the management and operation of comparable properties in Southfield, Michigan, shall provide such services as are customarily provided by a manager of properties of comparable class and standing, and shall consult with Owner and keep Owner advised as to all material or extraordinary matters and decisions affecting the Project. Specifically, Property Manager shall perform, without limitation, the following services and duties for Owner in a faithful, diligent and efficient manner:

(a)          Maintain businesslike relations with residents of the Project whose service requests shall be received, considered, and recorded in systematic fashion in order to show the action taken with respect to each request. Complaints of a serious nature shall, after thorough investigation, be reported to Owner with appropriate recommendations for addressing such complaints;

(b)          Use good faith efforts to collect all rents and other sums and charges due from residents, subresidents, licensees, and concessionaires of the Project and all other receipts, if any, derived from the operation of the Project;

(c)          Prepare or cause to be prepared for execution and filing by Owner all forms, reports, and returns, if any, required by all federal, state, or local laws in connection with unemployment insurance, workmen’s compensation insurance, disability benefits, Social Security, and other similar taxes now in effect or hereafter imposed, and also any other requirements relating to the employment of personnel for the Property Manager; however, Property Manager shall not be obligated to prepare any of Owner’s local, state, or federal income tax returns;

(d)          Subject to the limitations of the approved Budget adopted pursuant to Section 3.3 hereof, pay prior to delinquency all real estate taxes, personal property taxes, and assessments levied against the Project, or any part thereof; and

(e)          Subject to the limitations of the approved Budget adopted pursuant to Section 3.3 hereof, perform such other acts as are reasonable, necessary, and proper in the discharge of its duties under this Agreement.

3.2           Leasing.

(a)          Exclusive Agency. Property Manager shall be the sole rental agent for the Project, and Owner may not employ any outside rental agent or broker without the prior written consent of Property Manager. The Property Manager shall exercise commercially reasonable efforts to obtain and keep financially responsible tenants of the Project. All inquiries concerning any leases or renewals or agreements for the rental of any tenant space in the Project shall be referred to Property Manager. The Property Manager shall conduct and coordinate the negotiation and execution and delivery of leases and renewals, modifications, and cancellations thereof. All leases are to be prepared by Property Manager in accordance with the standard form lease established by Property Manager and approved by Owner. Property Manager may execute tenant leases on behalf of Owner in the ordinary course of business on the standard lease form approved by Owner for the Project. Leases and other agreements with tenants shall be executed and delivered by the Property Manager as agent of Owner. All other leases shall be subject to the prior specific written approval of Owner.

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(b)          Advertising; Promotion. Owner agrees that Property Manager may use the services of any third party rental or leasing agency, including any apartment locator services in the area where the Project is located, and the fees payable for such services shall be expenses of Owner, payable out of the Operating Account for the Project. The Property Manager may also prepare and use at Owner’s expense reasonable advertising plans and promotional material to further rentals. Property Manager shall not use Owner’s name in any advertising or promotional material without Owner’s prior written approval.

3.3           Budget.

(a)          Budget Approval Process. Property Manager shall submit for approval of Owner not later than 30 days after the date of this Agreement a proposed detailed, written estimate or projection of all receipts and expenditures for the operation of the Project for first full or partial Fiscal Year (as hereinafter defined), including, without limitation, all estimated rentals and all estimated repairs, maintenance and capital projects (the “Budget”) for such Fiscal Year. In addition, Property Manager shall submit a Budget for each ensuing Fiscal Year for the approval of Owner not later than thirty (30) days prior to the expiration of the Fiscal Year immediately preceding the Fiscal Year to which such Budget relates. A “Fiscal Year” is a calendar year, all or part of which falls within the Term of this Agreement. In the event Owner, in Owner’s sole judgment, disapproves of any proposed Budget submitted by Property Manager, Owner shall give Property Manager written notice of the line items that have been disapproved, in which event Property Manager and Owner shall work in good faith to establish mutually-acceptable amounts for such line items. Until Owner has approved the revised Budget, Property Manager may (i) pay the Management Fee (as hereinafter defined) and all expenses relating to taxes, insurance and utilities, (ii) operate pursuant to those portions of the Budget which have been approved, and (iii) with respect to line items that have not been approved, continue to operate pursuant to the corresponding line items in the last approved Budget. In the absence of any written notice from Owner of disapproval within 30 days after delivery of the proposed Budget to Owner, the proposed Budget shall be deemed to have been approved by Owner.

(b)          Payment of Budgeted Expenses. Property Manager shall have the right to pay all expenses according to the approved Budget, including the Management Fee. Notwithstanding any other provision in this Agreement, without the prior written consent of Owner, Property Manager shall not incur or permit to be incurred expenses under this Agreement (excluding only utility expenses, general real estate taxes, insurance premiums, financing costs and emergency expenses) that exceed 10% of the applicable line item in the Budget. Property Manager shall promptly notify Owner whenever Property Manager determines that the Budget or any line item in the Budget is insufficient to cover the expenses of operating the Project or the applicable expense category.

3.4           Reimbursable Costs. All costs incurred by Property Manager in the performance of its duties under this Agreement that are in accordance with the approved Budget, including, but not limited to, postage, copying, courier charges, bank charges, long distance telephone and other such costs as would normally be incurred in the operation of the Project at both the Project and corporate offices, shall be reimbursed by Owner, in addition to the Management Fee and other payments due hereunder.

3.5           Project Personnel. Property Manager may, at Owner’s expense and in accordance with the approved Budget, either itself or through an entity (hereinafter referred to as the “PM Entity”) wholly owned by or affiliated with Property Manager, hire, employ, supervise and discharge all employees required in connection with the operation and management of the Project. Property Manager or the PM Entity, as the case may be, shall provide and maintain, at Owner’s expense so long as this Agreement is in force, workmen’s compensation insurance in full compliance with all applicable state and federal laws and regulations.

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Employees of the Property Manager or the PM Entity, as the case may be, may include the following:

(a)          Property Manager. A full-time person who is experienced in the administration and operation of condominium apartment projects of the size, character, and quality of the Project;

(b)          Others. Such other personnel to manage, operate and maintain the Project, including, but not limited to, an assistant property manager, leasing consultant, maintenance manager, administrative personnel, accounting personnel, grounds keepers, janitorial and custodial persons, and courtesy personnel, as Property Manager reasonably deems necessary or consistent with the level of service provided by other similar properties. All such personnel shall, except to the extent provided in the approved Budget, spend 100% of their work time on the operation and maintenance of the Project.

3.6           Contracts and Supplies. Property Manager shall, at Owner’s expense, at the lowest cost as in its judgment is consistent with good quality, workmanship and service standards, enter into contracts in its own name as agent for Owner for the furnishing to the Project of required utility services, heating and air-conditioning services and other maintenance, pest control, and any other services and concessions which are reasonably required in connection with the maintenance and operation of the Project; provided, however, (i) that any contracts entered into by Property Manager, whenever practicable, shall be terminable at Property Manager’s or Owner’s sole discretion within 30 days by written notice unless Property Manager receives the prior written consent of Owner to the contrary, (ii) if the amount payable monthly or for any given month pursuant to such contract exceeds $10,000, Property Manager shall obtain Owner’s written approval thereof prior to entering into such contract (such approval shall be deemed granted if not disapproved in writing by Owner within five (5) days of Property Manager’s request for approval) and (iii) if the contract is with an affiliate the relationship must be disclosed to the Owner and the terms must be as favorable as those that would be obtained if the transaction were at arm’s length. Each of such contracts shall state that Property Manager is acting as a special limited agent of Owner having only the express powers that are delegated and authorized pursuant to this Agreement. When taking bids, Property Manager shall use all reasonable efforts to secure for, and credit to Owner, any discounts, commissions or rebates obtainable as a result of such purchases or services. Property Manager shall use all reasonable efforts to make purchases and (where necessary or desirable) let bids for necessary labor and materials at the lowest possible cost as in its judgment is consistent with good quality, workmanship and service standards. In addition, Property Manager shall use reasonable efforts to purchase goods and services through Property Manager’s or, if so directed by Owner, Owner’s national purchasing agreements, where applicable.

3.7           Alterations, Repairs and Maintenance.

(a)          Budgeted Repairs/Emergency Repairs. Property Manager shall, at Owner’s expense, perform or cause to be performed all necessary or desirable repairs, maintenance, cleaning, painting and decorating, alterations, replacements and improvements in and to the Project as are customarily made by property managers in the operation of properties of the kind, size and quality of the Project; provided, however, that no unbudgeted alterations, additions or improvements involving a fundamental change in the character of the Project or constituting a major new construction program shall be made without the prior written approval of Owner. In addition, no unbudgeted expenditure in excess of $25,000 per item or a total of $75,000 in any Fiscal Year shall be made for such purposes without the prior written approval of Owner. However, emergency repairs involving manifest danger to life or property, or immediately necessary for the preservation or the safety of the Project, or for the safety of the residents of the Project, or required to avoid the suspension of any necessary service to the Project, or required by any judicial or governmental authority having jurisdiction, may be made by the Property Manager without prior approval and regardless of the cost limitations imposed by this Section 3.7(a). Property Manager shall as soon as practicable give written notice to Owner of any such emergency repairs for which prior approval is not required.

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(b)          Capital Improvements. In accordance with the terms of the approved Budget or upon written request and approval of Owner, Property Manager shall, from time to time during the Term hereof, at Owner’s expense, supervise the performance of all required capital improvements, replacements or repairs to the Project but nothing herein shall be deemed to require Property Manager to serve as a construction manager or general contractor for such improvements or repairs or replacements nor shall Property Manager have any responsibility for any of the work performed in connection with such improvements or repairs or replacements. If Property Manager is required to perform extraordinary services in connection with such improvements, repairs or replacements, Property Manager shall be entitled to a Capital Improvement management fee in an amount to be negotiated in good faith by the parties hereto at such time.

(c)          Defects and Warranties. Property Manager shall give Owner written notice of any material defect, casualty or a taking in the Project and all parts thereof known to Property Manager promptly after any of the foregoing comes to Property Manager’s attention, including, without limitation, material defects in the roof, foundation or walls of the Project or in the sewer, water, electrical, structural, plumbing, heating, ventilation or air conditioning systems. Property Manager shall make periodic visual inspections of the Project consistent with its on-site employees’ expertise.

3.8           Licenses and Permits. Property Manager shall, at Owner’s expense, obtain and maintain in the name of Owner all licenses and permits required of Owner or Property Manager in connection with the management and operation of the Project. Owner agrees to execute and deliver any and all applications and other documents and to otherwise cooperate with Property Manager in applying for, obtaining and maintaining such licenses and permits.

3.9           Compliance with Laws. Property Manager shall comply with all applicable laws, regulations and requirements of any federal, state or municipal government having jurisdiction with respect to the maintenance or operation of the Project by Property Manager in accordance with its obligations under this Agreement.

3.10         Legal Proceedings. Property Manager may, to the extent permitted by law, terminate a lease, lock out a tenant, and institute proceedings for recovery of possession, in the ordinary course of business, without the prior written approval of Owner. Property Manager may institute suit for rent or damages against a tenant without the prior written approval of Owner. All such suits or proceedings shall, to the extent permitted by law, be brought in the name of Property Manager, as agent for Owner, and shall be handled as determined by Property Manager. Owner shall pay all expenses incurred by Property Manager, including, but not limited to, reasonable attorney’s fees and any liability, fines, penalties or the like, in connection with any claim, proceeding, or suit involving an action against a tenant or an alleged violation by the Property Manager or Owner, or both, of any law pertaining to fair employment, fair credit reporting, environmental protection, rent control, taxes, or fair housing, including, but not limited to, any law prohibiting or making illegal discrimination on the basis of race, sex, family status, creed, color, religion, national origin, or mental or physical handicap; provided, however, that Owner shall not be responsible to Property Manager for any such expenses in the event Property Manager is finally adjudged to have violated any such law. Nothing contained in this Agreement shall obligate Property Manager to employ legal counsel to represent Owner in any such proceeding or suit. Owner shall pay reasonable expenses incurred by Property Manager in obtaining legal advice required in Property Manager’s reasonable discretion.

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3.11         Inventory. Property Manager shall maintain a current inventory of all equipment, supplies, furnishings, furniture and all other items of personal property now or hereafter owned by Owner and located upon or used, or useful for, or necessary or adapted for the operation and maintenance of the Project.

3.12         Signs. Owner agrees to allow Property Manager to place one or more signs on or about the Project stating that Property Manager is the management and leasing agent for the Project. All such signs and locations thereof shall be subject to Owner’s prior approval, not to be unreasonably withheld.

3.13         Property Manager’s Offices. Owner shall provide to Property Manager, at Owner’s expense, an office in the Project of a size and in a location appropriate for the conduct of Property Manager’s duties under this Agreement.

3.14         Limitation of Liability. Property Manager assumes no liability whatsoever for any acts or omissions of Owner, or any previous owners of the Project, or any previous management or other agent of either (other than Property Manager and affiliates of Property Manager). Property Manager assumes no liability for any failure of, or default by, any tenant in the payment of any rent or other charges due Owner or in the performance of any obligations owed by any tenant to Owner pursuant to any lease or otherwise. Except to the extent resulting from the gross negligence or willful act or omission of Property Manager, Property Manager assumes no liability for any violations of environmental or other regulations which may occur during the period this Agreement is in effect. Any such regulatory violations or hazards discovered by Property Manager shall be promptly brought to the attention of Owner in writing.

Article IV FEES

4.1           Management Fee. As consideration for the performance by Property Manager of its services under this Agreement, Owner agrees to pay to Property Manager for each month during the Term of this Agreement a property management fee (the “Management Fee”) equal to four (4%) percent [VERIFY] of Gross Receipts for such month. If at any time during the Term, the Property Manager elects to subcontract all day to day, on site management, leasing and related functions for the Project (the “Property Sub Manager”), then the Management Fee to be payable to Property Manager thereafter shall be equal to the Property Sub Manager Fee (as defined below), plus an override equal to one (1%) percent of Gross Receipts for such month. Thus, under such circumstances, all Management Fees shall be payable to Property Manager, from which the Property Manager shall be responsible to pay the Property  Sub Manager a market rate monthly fee based on the Gross Receipts for such month (the “Property Sub Manager Fee”). The Property Manager will enter into a written contract with its Property Sub Manager, through which the Property Manager may delegate some or all of its duties under this Agreement.

The term “Gross Receipts” shall mean and include all gross receipts derived from the operation of the Project, including, without limitation, all rent and other sums and charges received from all prospective tenants, tenants and lessees and payments made in consideration of the cancellation of any tenant leases or damages by reason of any default, security deposits to the extent applied to rent, tenant application fees, the proceeds from rental interruption insurance, receipts from vending machines, concessions and other commercial operations conducted on the Project, and income derived from interest on investments. “Gross Receipts” shall not include sums which, under normal accounting practice, are attributable to capital, proceeds of claims on account of insurance policies other than rental interruption or similar insurance, the abatement of taxes, awards arising out of taking by eminent domain, discounts and dividends on insurance policies, or any sums received by Property Manager as reimbursement or recovery of items of expense charged to the Owner, such as court costs paid by defaulting tenants, utility rebates, security deposits (to the extent applied to damage) and the like, all of which shall be applied as offsets against the corresponding items of expense. The Owner hereby acknowledges that the Management Fee is fair and reasonable for the services to be performed by Property Manager under this Agreement.

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4.2           Payment of Management Fee. Provided that Property Manager is not in default under this Agreement, Property Manager shall be entitled to pay itself the monthly Management Fee from the bank accounts referred to in Section 5.1 hereof. However, in the event of a default under that certain Loan Agreement with the Owner’s secured lender (“Lender”) and any other documents entered into in connection with the Loan Agreement (together with the Loan Agreement, the “Loan Documents”), Lender may have the right to compel the Owner to suspend payment of the Management Fee. If such suspension of payments occurs, the Property Manager shall have the right to immediately terminate this Agreement.

4.3           Accrual of Management Fee. Notwithstanding anything herein to the contrary, Property Manager may elect (but shall not be required to do so), upon request by Owner, to allow Owner to forego making the monthly Management Fee payments owing hereunder for a mutually-agreeable period, without same constituting a default by Owner hereunder. Any Management Fees not paid when owing under such circumstances shall accrue as an obligation of Owner hereunder (collectively, the “Accrued Fees”) unless Property Manager elects in writing to allow same to not accrue but rather to be forgiven.

4.4           Additional Compensation. In addition to the compensation provided to the Property Manager in this Section 4, Property Manager shall be entitled to compensation for such specific additional services as may be agreed upon, including, without limitation, adjustment of fire claims, condemnation claims and construction services beyond the normal course of business.

4.5           Disposition Fee. If following the date hereof the Project is sold, then the Property Manager shall receive a disposition fee (herein, the “Disposition Fee”) at the closing of such sale, in cash, in an amount equal to three percent (3%) [VERIFY] of the gross purchase price paid in connection with such sale; provided, however, that no such Disposition Fee (or other fee) shall be owing in the event of any foreclosure sale, any acquisition of the Project by the Lender (or any designee of Lender) or any subsequent sale after such foreclosure sale or acquisition by Lender (or Lender’s designee). If there is a broker fee paid to a third-party broker in connection with a sale, exchange or other disposition of the Project, the payment to the third-party broker will be paid in addition to the Disposition Fee paid to the Property Manager, but in no event may the aggregate of such third-party brokerage fee and the Disposition Fee exceed 4.5% of the gross purchase price paid in connection with such sale. At the completion of such sale, exchange or other disposition, this Agreement shall automatically terminate.

Article V PROCEDURE FOR
HANDLING RECEIPTS

5.1           Receipts and Disbursements. All monies received by Property Manager for or on behalf of Owner in connection with the operation or management of the Project shall be promptly deposited by Property Manager in a bank account or accounts established by Property Manager (collectively, the “Operating Account”). Property Manager shall withdraw and pay from the Operating Account such amounts at such times as the same are required in connection with the management and operation of the Project in accordance with the provisions of this Agreement. All monies in the Operating Account are the property of Owner, to be held by Property Manager in trust for Owner in an account designated as “Agent for Owner” and disbursed in accordance with this Agreement. A separate account for tenant security deposits shall be established if required by applicable law or Owner.

5.2           Authorized Signatories. Designated officers and representatives of Property Manager shall be authorized signatories on the Operating Account and shall have authority to make withdrawals from the Operating Account, subject to the terms of this Agreement. Property Manager shall maintain insurance under a policy acceptable to Owner for employee errors, omissions and fidelity coverage (covering, without limitation, losses due to theft or embezzlement) for not less than $1,000,000 per occurrence and crime coverage for not less than $1,000,000 per occurrence. Any changes in such insurance must be approved by Owner.

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Article VI ACCOUNTING

6.1           Books and Records. Property Manager shall maintain on a modified cash basis at the corporate office of Property Manager, a comprehensive system of office records, books and accounts pertaining to the Project. On 48 hours’ prior written notice to Property Manager, all books and records relating to the Project shall be available for examination and copying by Owner and its agents, accountants and attorneys during regular business hours. Property Manager shall preserve all records, books and accounts for the period required by applicable law and at the end of such period shall deliver or make available to Owner such records. All such records (including, without limitation, rent rolls and other revenue reports, accounts payable, financial statements, and related accounting records) shall, at all times, be the property of Owner.

6.2           Periodic Statements; Audits.

(a)          Monthly Statements. On or before the 25th day of each calendar month, Property Manager shall deliver or cause to be delivered to Owner (i) reports for the prior calendar month and for the Fiscal Year-to-date, and (ii) such other reports as Owner may reasonably request.

(b)          Audit. In the event that Owner requires an audit, it will be at Owner’s expense. The Property Manager shall reasonably cooperate with the auditors.

(c)          Other Statements. Owner may request, and Property Manager shall provide, such weekly, monthly, quarterly and/or annual leasing and management reports that relate to the operations of the Project as Owner may reasonably request in writing.

Article VII INSURANCE

7.1           Insurance and Indemnities.

(a)          Coverages. Property Manager shall, at its own expense, procure and keep in effect during the Term of this Agreement, property and casualty insurance, comprehensive general liability insurance and other insurance coverages as required (and with limits as required) by Lender as provided in the Loan Documents, which insurance shall be primary in all instances. Owner shall be included as a party to be given copies of all notices under the liability insurance policies. Owner will be covered as an additional insured in the comprehensive general liability insurance policies maintained with respect to the Project.

Property Manager will provide the Owner with certificates of insurance or other satisfactory documentation, which evidence that the insurance required under this Agreement is in full force and effect at all times. All policies required under this Agreement must be endorsed to provide that 30 days’ advance notice of cancellation (10 days’ advance notice for non-payment of premium) or material change will be given to Owner. All insurance required hereunder shall: (i) be written with companies acceptable to Owner, which companies shall be licensed to do business in the state in which the Project is located, and (ii) include a clause providing that the insurer waives all rights of subrogation against Owner with respect to losses payable under such policies.

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The Owner shall furnish whatever information is reasonably requested by Property Manager for the purpose of establishing the placement of insurance coverages described herein and shall aid and cooperate in every reasonable way with respect to such insurance and any loss thereunder. Property Manager shall include in its property and casualty insurance policy covering the Project, the personal property, fixtures, and equipment located thereon (whether owned by Property Manager or Owner), appropriate clauses pursuant to which the insurance carriers shall waive the rights of subrogation with respect to losses payable under such policies.

(b)          Property Manager Indemnity. The Property Manager shall indemnify, defend (with counsel reasonably satisfactory to Owner) and save Owner harmless from and against any and all claims arising from Property Manager’s and its officers’, directors’, members’, managers’, shareholders’, agents’, contractors’, representatives’ or employees’ intentional or willful acts or gross negligence in performing its responsibilities hereunder and from and against all costs, reasonable attorneys’ fees, expenses and liabilities incurred in the defense of any claim or any action or proceeding brought as a result of any such claim.

(c)          Owner Indemnity. Property Manager agrees:

(i)          to notify Owner within five (5) business days after Property Manager receives notice of any loss, damage, or injury occurring on or about the Project;

(ii)         to take no action (such as admission of liability) which bars Owner from obtaining any protection afforded by any insurance policy Owner may hold (or under which Owner can make a claim); and

(iii)        that Owner shall have the exclusive right to conduct the defense to any claim, demand, or suit within limits prescribed by such policy or policies of insurance.

Provided Property Manager complies with the provisions of this paragraph (c), Owner shall indemnify, defend and save Property Manager harmless from all loss, damage, cost, expense (including attorneys’ fees), liability, or claims for personal injury or property damage incurred or occurring in, on, or about the Project, except for any losses brought about by the intentional or willful acts or gross negligence on the part of the Property Manager, its officers, directors, members, managers, shareholders, agents, contractors, representatives or employees.

Owner does hereby agree, to the fullest extent permitted by law, to indemnify, defend and save Property Manager harmless from and against any injuries to person (including, without limitation, death) occurring at any time, any loss, damage, and expense to property (including, without limitation, loss of use thereof), and any claim, cost, penalty, fine, order of injunctive relief, expense or liability of any nature (including, without limitation, actual attorneys’ fees, fees of environmental consultants and laboratory fees, and any other costs incurred in the investigation, defense and settlement of claims, and natural resource damages) caused by, arising out of, resulting from or occurring in connection with, wholly or in part, and whether in time prior to, after or the date of this Agreement, the alleged exposure to or alleged presence, disposal, release or threatened release of any Regulated Substance (as hereinafter defined) from, at or about the Project or attributable, in whole or in part, to Owner’s action or inaction or the action or inaction of Owner’s employees, agents, contractors, lessees or invitees or trespassers (other than the Property Manager) and any condition caused by or which may be attributable to any Regulated Substance, other than those caused by the gross negligence or willful act or omission of Property Manager, its officers, directors, members, managers, shareholders, agents, contractors, representatives or employees.

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The term “Regulated Substance” as used herein means (a) any substance, material, or waste that is regulated under any federal, state, or local statute, regulation, ordinance, guidance, or order pertaining to environmental protection or the protection of the public health, safety and/or welfare, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980,42 U.S.C. § 9601 et seq. the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Federal Water Pollution Control Act, 33 U.S.C. § 125 1-1387; the Emergence Planning and Community Right-to-Know Act, 42 U.S.C. § 1101 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq. the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § l36-136y; and the Toxic Substances Control Act, 15 U.S.C. § 2601-2692; and such statute, regulation, ordinance, or order as now amended or hereafter may be amended; and (b) any substance whatsoever that may pose, now or hereafter, a threat of risk of harm to human health, the environment, or the soils, geologic materials, air, surface water, or groundwater, including, without limitation, the presence or release of radon, noxious or nuisance gases or particles, asbestos or asbestos-containing material, equipment or material containing or consisting of poly- or mono-chlorinated biphenyls, fiberglass, formaldehyde, urea formaldehyde foam, lead, petroleum and petroleum products, or natural gas or natural gas products.

7.2           Survival. The provisions of this Article 7 shall survive any cancellation, termination or expiration of this Agreement and shall remain in full force and effect until such time as the applicable statute of limitations shall have expired for all demands, claims, actions, damages, losses, liabilities or expenses which are the subject of the provisions of this Article 7.

Article VIII DEFAULT; TERMINATION

8.1           Default. Upon the occurrence of any default under this Agreement by a party (“defaulting party”), and after giving notice of default and opportunity to cure as provided below, the non-defaulting party shall be entitled to terminate this Agreement immediately in addition to any remedy such party may have at law or in equity. A defaulting party shall be entitled to cure (i) a monetary default within five (5) days after receipt of written notice of such default, or, (ii) a non-monetary default within fifteen (15) days after receipt of written notice of such default, provided that the defaulting party proceeds to diligently cure such default upon receipt of such notice.

8.2           Bankruptcy, Insolvency.

(a)          If either party shall file a petition in bankruptcy or for a reorganization or arrangement or other relief under the United States Bankruptcy Code or any similar statute, or if any such proceeding shall be filed against either party and is not dismissed or vacated within 60 days after its filing, or if a court having jurisdiction shall issue an order or decree appointing a receiver, custodian or liquidator for a substantial part of the property of either party which decree or order remains in force undischarged and unstayed for a period of 60 days, or if either party shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts as they become due, the other party may terminate this Agreement upon 5 days written notice.

(b)          Owner and Property Manager have entered into this Agreement in reliance upon the unique knowledge, experience and expertise of the other party and in reliance upon the duties of loyalty and confidentiality which each party hereby agrees to undertake. Except as otherwise expressly provided in this Agreement, neither party shall be required to accept performance under this Agreement from any person, including, without limitation, Owner or Property Manager, as the case may be, should it become a debtor in possession under the United States Bankruptcy Code, or any trustee of either appointed under the United States Bankruptcy Code and any assignee of such party or trustee, other than the other party hereto.

8.3           Sale of Project. This Agreement shall automatically terminate upon any sale of the Project.

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Article IX SUBORDINATION TO MORTGAGES

9.1           Subordination. This Agreement and Property Manager’s interest and rights hereunder are and shall be subject and subordinate at all times to the lien of any mortgage, whether now existing or hereafter created on or against the Project, and all amendments, restatements, renewals, modifications, consolidations, refinancings, assignments and extensions thereof (“Security Documents”) without the necessity of any further instrument or act on the part of the Property Manager. Property Manager agrees, at the election of the holder of any such Security Documents (the “Secured Party”), to attorn to the Secured Party. The term “mortgage” as used herein shall be deemed to include deeds of trust, security assignments and any other similar encumbrances, and any reference to the “holder” of a Security Document shall be deemed to include the beneficiary under a deed of trust. Notwithstanding the foregoing, nothing herein shall obligate the Property Manager to continue its performance under this Agreement unless it has been paid, and continues to be paid, in accordance with the terms of this Agreement. As provided above, Property Manager acknowledges and agrees, without limitation, that Lender is a Secured Party and that the Loan Documents to which the Owner is a party constitutes one of the Security Documents.

9.2           Rights after Events of Default. Upon an Event of Default (as such term is defined in any Security Document), and provided that it continues to be paid in accordance with the terms of this Agreement, the Property Manager shall continue to perform its obligations under this Agreement until the earlier to occur of (a) the termination of this Agreement with respect to the Project or the termination of this Agreement in accordance with the terms hereof, or (b) the Secured Party’s (or its assignee’s or nominee’s) acquisition of title to the Project through foreclosure, a deed-in-lieu thereof, or otherwise. On and after an Event of Default, there shall be no material changes in the terms and conditions of this Agreement without the prior written consent of the Secured Party.

Article X MISCELLANEOUS PROVISIONS

10.1         Notices. All notices, demands, requests or other communications which may be or are required to be given, served or sent by either party to the other hereunder, shall be in writing and delivered personally or by recognized national courier service, return receipt requested or certified mail, return receipt requested, with postage prepaid, to the Property Manager, and to the Owner, at the addresses set forth below with copies addressed as set forth below:

if to the Owner, to:	BR – NPT Springing Entity, LLC c/o Bluerock Real Estate, L.L.C. Heron Tower 70 East 55th Street, 9th Floor New York, NY 10022 Attn: R. Ramin Kamfar

if to the Property Manager, to:	Bluerock Property Management, LLC 27777 Franklin Road Suite 900 Southfield, Michigan 48034 Attn: Ms. Patricia Anderson

The parties may change the name and/or address provided above by written notice given as aforesaid. Notices shall be deemed effective upon receipt (with refusal of delivery being deemed a receipt). In emergency situations, the Property Manager shall endeavor to also fax notices to the addresses set forth above, but any such faxed notice shall not constitute an effective notice under this Agreement.

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10.2         Severability. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

10.3         No Joint Venture or Partnership. Owner and Property Manager hereby renounce the existence of any joint venture or partnership between them and agree that nothing contained herein or in any document executed in connection herewith shall be construed as making Property Manager and Owner joint venturers or partners. Property Manager acknowledges and agrees that Property Manager is engaged only as an independent contractor in the business of managing multifamily projects.

10.4         Entire Agreement and Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may be amended or modified only by a written instrument executed by Property Manager and Owner.

10.5         Article and Section Headings. Article and Section headings contained in this Agreement are for reference only and shall not be deemed to have any substantive effect or to limit or define the provisions contained herein.

10.6         Successors and Assigns. This Agreement shall be binding on the parties hereto, and their successors and permitted assigns. Neither party may assign or otherwise transfer its interest hereunder without the prior written consent of the other party, which consent may be withheld in such party’s sole discretion.

10.7         Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party losing in any final judgment agrees to pay the prevailing party all reasonable costs, charges and expenses, including attorneys’ fees, expended or incurred in connection therewith.

10.8         Governing Law. This Agreement shall be construed in accordance with the internal laws of the State where the Project is located.

10.9         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

10.10        Confidentiality. Property Manager shall maintain the confidentiality of all matters pertaining to this Agreement and all operations and transactions relating to the Project.

10.11        Time. Time is of the essence in the performance of this Agreement.

10.12        Corporate Authority of Property Manager. Property Manager represents and warrants that (a) Property Manager is a limited liability company duly organized and validly existing and is in good standing under the laws of the State of Michigan; and (b) Property Manager has full power, authority and legal right to execute, deliver and perform this Agreement and to perform all of its obligations hereunder.

10.13        Corporate Authority of Owner. Owner represents and warrants that (a) Owner is a limited liability company, duly organized and validly existing and is in good standing under the laws of the State of Delaware and (b) Owner has full power, authority and legal right to execute, deliver and perform this Agreement and to perform all of its obligations hereunder.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first above written.

PROPERTY MANAGER

BLUEROCK PROPERTY MANAGEMENT, LLC,
a Michigan limited liability company

By:	Bluerock Real Estate, L.L.C.,
a Delaware limited liability company, its Manager

	By:	/s/ Jordan Ruddy
	Name:	Jordan Ruddy
	Title:	Authorized Signatory

OWNER:

BR – NPT SPRINGING ENTITY, LLC,
a Delaware limited liability company

By:	BR – North Park Towers, LLC,
a Delaware limited liability company, its Manager

	By:	/s/ Jordan Ruddy
	Name:	Jordan Ruddy
	Title:	Authorized Signatory

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